Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the rights of the ordinary shares of 10 pence each (the “Ordinary Shares”) of Ferguson plc (the “Company”, “we”, “us” or “our”), which is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended.
This description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Memorandum and Articles of Association (the “Articles”), as amended, which are incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.
As of September 12, 2022, our authorized share capital consisted of 500,000,000 ordinary shares of 10 pence each and 209,756,022 shares were issued.
All of the allotted and issued Ordinary Shares are registered shares and are fully paid or credited as fully paid.
Basic Rights of our Shares
Subject to the provisions of the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”) relating to authority to allot, pre-emption rights or otherwise and to any resolution of the Company in a general meeting passed pursuant to those provisions and any provision of the Articles, all unissued shares for the time being in the capital of the Company are at the disposal of the Board. The Board may allot such shares on any terms and conditions, grant options over them, offer them for sale or otherwise dispose of them in any other way. The Board may issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holder on such terms as provided by the Articles subject to the provisions of Jersey Companies Law.
There are no restrictions on the transfer of shares by a shareholder under the Articles or Jersey Companies Law although the board of directors can impose restrictions (including on certain transfers) for failure to comply with a disclosure notice (see “Disclosure of Shareholdings” below).
Voting Rights
Subject to any rights or restrictions as to voting attached to any shares, on a show of hands, every member present in person or (subject to certain conditions) by proxy shall have one vote, and, on a poll, every member present in person or by proxy has one vote for every share of which he or she is the holder.
If at the time of any general meeting or class meeting, a member owes the Company any money in relation to his or her share, he or she will not be entitled to vote that share (either in person or by proxy) or exercise any other right attached to that share at that general meeting or class meeting. A member may not (amongst other things) exercise voting rights in the Company in respect of shares which are the subject of a restriction notice served after failure to provide the Company with information concerning interests in certain shares required to be provided by the Company, in accordance with the Articles.
All Non-Executive Directors are appointed for terms of between one and three years. In accordance with the Company’s practice, all directors are subject to a vote for re-election each year at the Annual General Meeting.
Voting Thresholds
A special resolution of the Company is a resolution passed by three-fourths of the members who (being entitled to do so) vote in person, or by proxy, at a general meeting of the Company or at a separate meeting of a class of members of the Company (as the case may be).

An ordinary resolution of the Company is a resolution passed by a simple majority of the members who (being entitled to do so) vote in person, or by proxy, at a general meeting of the Company or at a separate meeting of a class of members of the Company (as the case may be). Except as otherwise provided by applicable law, rule or regulation, by the rules or regulations of any securities exchange applicable to the Company or its securities, or the Articles, all matters shall be decided by the members by ordinary resolution.
Quorum Requirements
Three qualifying persons present at a general meeting of the Company and entitled to vote on the business to be dealt with are a quorum, unless (i) each is a qualifying person only because they are authorised under Jersey Companies Law to act as a representative of a corporation in relation to the meeting, and they are representatives of the same corporation; or (ii) each is a qualifying person only because they are appointed as proxy of a member in relation to the meeting, and they are proxies of the same member. A qualifying person means (i) an individual who is a member of the Company, (ii) a person authorised under Jersey Companies Law to act as a representative of the corporation in relation to the meeting, or (iii) a person appointed as proxy of a member in relation to the meeting.
Dividends and other distributions
Subject to the provisions of Jersey Companies Law, the members may, by ordinary resolution, declare dividends, but no dividend shall exceed the amount recommended by the Board. Subject to the provisions of Jersey Companies Law, the Board may pay interim dividends if it appears to the Board that it is justified by the financial position of the Company.
Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during the whole period in respect of which the dividend is paid. Any amount paid on a share in advance of the date on which a call is payable will not be treated as paid up for these purposes.
The Company does not have to pay interest on any dividend or other money due to a member in respect of his or her shares, unless the rights of the share state otherwise. If a dividend or other money payable in respect of a share remains unclaimed for 12 years from the date it was declared or became due for payment, the Board can pass a resolution to forfeit the payment and the member will lose the right to the dividend.
If recommended by the Board, members can pass an ordinary resolution to direct that a dividend will be satisfied in whole or in part by distributing assets instead of cash. This includes, amongst other things, paid up shares or debentures of another company. The Board can make any arrangements it wishes to settle any difficulties which may arise in connection with the distribution, including for example (i) the valuation of the assets, or (ii) the payment of cash to any member on the basis of that value in order to adjust the rights of members, and (iii) the transfer of any asset to a trustee. The Board may, if authorized by an ordinary resolution of the Company, offer members the right to elect to receive shares by way of scrip dividend (which are credited as fully paid) instead of cash in respect of some or all of their dividend.
Lien and Forfeiture
The Company has the right to any unpaid money on a partly paid share. This covers any money which is owed to the Company by the member, where the money has been called for or is payable under the terms on which the share was issued. The Company has the right to sell any partly paid share if a member fails to pay any money due on the partly paid share within 14 clear days of notice of the amount of money owed being given to the holder of the share or to the person entitled to the share by transmission.
The Board can call at any time on members on one or more occasions to pay any money which they owe to the Company on a share, provided that there must be at least one month between the payment dates of two consecutive calls and that the call is made in accordance with the Articles and the terms of allotment of the relevant share. Members must be given at least one month’s notice of a requirement to pay and the notice must state when and where the payment is to be made. If a member does not pay the money due under a call or any instalment of a call by the due date, he or she must pay interest on the amount due from the due date until it is actually paid. If the terms of any allotment of any share require money to be paid when the share is allotted or on a fixed date, the amount payable will be treated in the same way as if a valid call had been made for that money the same date the money is due. If the money is not paid, the provisions of the Articles relating to calls and forfeiture will apply as if the member had been notified of a valid call for that amount on that date.
Ownership of Shares by Non-UK Persons
There are no provisions in the Articles that restrict non-UK residents or overseas shareholders from holding shares or from exercising voting rights attaching to shares.
Pre-emption Rights
If the Company issues certain specific kinds of additional securities, current members will generally have pre-emption rights to those securities on a pro rata basis. Pre-emption rights are transferable during the subscription period relating to a particular offering. The members may, by way of special resolution, grant authority to the Board to allot shares as if the pre-emption rights did not apply.
Liquidation Rights
If the Company is wound up, the liquidator can, with the approval of a special resolution passed by the members and any other sanction required by Jersey Companies Law, divide some or all of the Company’s assets among the members. The liquidator may determine the value of such assets and how they are to be divided between the members.
Disclosure of Shareholdings
Pursuant to the Articles, the provisions of chapter five of the United Kingdom Disclosure Guidance and Transparency Rules are deemed to be incorporated by reference in the Articles as if the Company were a UK issuer. Accordingly, the Articles require members to notify the Company if the voting rights attached to shares held by them (subject to some exceptions) reach, exceed or fall below 3% and each 1% threshold thereafter up to 100%. In addition, pursuant to the Articles, the Company may also send a notice to any person whom it knows or believes to be interested in its shares, requiring such person to confirm whether he or she has such an interest and, if so, details of that interest. Under the Articles, if a member fails to supply the information requested in the notice or provides information that is materially inaccurate, the Board may serve a restriction notice on such person stating amongst other things that the member may not attend or vote at any general meeting or class meeting in respect of some or all of his or her shares.
Rights to Share in the Company’s Profits
If authorized by ordinary resolution of the members, the Board can pass a resolution to capitalize any undistributed profits (unless required for paying a preferential dividend) or other sum in any reserve or fund. The amount capitalized must be distributed to the members or holders of shares of any class on the record date as if it were distributed by way of dividend.
Changes in capital and allotment of securities
The Company, may, by special resolution of its shareholders, alter its Memorandum of Association to increase or reduce the number of shares that it is authorized to issue, to consolidate all or any of its shares (whether issued or not) into fewer shares or to divide all or any of our shares (whether issued or not) into more shares, in each case in compliance with the Jersey Companies Law. The Articles specify that a special resolution of the Company is required to be passed by three-fourths of the shareholders who (being entitled to do so) vote in person, or by proxy.
Subject to the provisions of the Jersey Companies Law, the board has the discretion to issue authorized but unissued shares.

Variation of Rights
Subject to the provisions of Jersey Companies Law, rights attached to any class of shares in the capital of the Company may be varied or abrogated either with the written consent of the holders of at least three quarters in nominal value of the issued shares of the class, or with the sanction of a special resolution passed at a separate class meeting of the class of members affected. While the Company’s shares are divided into different classes, the rights of a share will be treated as varied if either (i) the capital paid up on that share or class of shares is reduced (unless this results from the Company buying back or redeeming its own shares), or (ii) another share is allotted which has (a) priority for payment of a dividend, (b) priority on a return of capital or (c) voting rights more favorable than those attached to that share or class of shares.
Change of Control
There are no provisions in the Articles which would have an effect of delaying, deferring or preventing a change in the control of the Company.
Other Jersey, Channel Islands Law Considerations
Purchase or redemption of own shares
The Company may not buy back or redeem its shares unless its directors who are to authorize the buy back or redemption have made a statutory solvency statement that, immediately following the date on which the buy back or redemption is proposed, the Company will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, the Company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buy back or redemption is proposed (or until the company is dissolved on a solvent basis, if earlier).
If the above conditions are met, the Company may purchase shares in the manner described below.
It may purchase on a stock exchange its own fully paid shares pursuant to a special resolution of its shareholders. The resolution authorizing the purchase must specify:
•the maximum number of shares to be purchased;
•the maximum and minimum prices which may be paid; and
•a date, not being later than 18 months after the passing of the resolution, on which the authority to purchase is to expire.
It may purchase its own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of its shareholders but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of its shareholders. The shareholder from whom the Company proposes to purchase or redeem shares is not entitled to take part in such shareholder vote in respect of the shares to be purchased.
The Company may fund a redemption or purchase of its own shares from any source. The Company cannot purchase its shares if, as a result of such purchase, only redeemable shares would remain in issue.
If authorized by a resolution of its shareholders, any shares that it redeems or purchases may be held by the Company as treasury shares. Any shares held by the Company as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by the Company are cancelled where the Company has not been authorized to hold these as treasury shares.
Mandatory Bids
The United Kingdom City Code on takeovers and mergers (the “City Code”) applies to the Company. Under the City Code, if an acquisition of an interest in the Company’s ordinary shares were to increase the aggregate holding of an acquirer and its “concert parties” to an interest in the Company’s ordinary shares carrying 30% or more of the voting rights in the Company, the acquirer and, depending upon the circumstance, its concert parties, would be required (except with the consent of the UK Takeover Panel) to make an offer in cash (or accompanied by a cash alternative) for the outstanding ordinary shares in the Company at a price not less than the highest price paid for any interest in the Company’s ordinary shares by the acquirer or its concert parties during the 12 months prior to the announcement of the offer. A similar obligation to make such a mandatory offer would also arise on the acquisition of the Company’s ordinary shares by a person (together with its concert parties) interested in the Company’s ordinary shares carrying between 30% and 50% of the voting rights in the Company if the effect of such acquisition were to increase the percentage of shares carrying voting rights in which he or she is interested.
Squeeze-Out and Sell-Out
Jersey Companies Law provides that where a person (the “Offeror”) makes a takeover offer to acquire all of the shares (or all of the shares of any class) in a Jersey company (other than any shares already held by the Offeror at the date of the offer), if the Offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of the shares (or class of shares) to which the offer relates, the Offeror may (subject to the requirements of Jersey Companies Law), by notice to the holders of the shares (or class of shares) to which the offer relates which the Offeror has not already acquired or contracted to acquire, compulsorily acquire those shares. A holder of any shares who receives a notice of compulsory acquisition may (within six weeks from the date on which such notice was given) apply to the Royal Court of Jersey for an order that the Offeror not be entitled and bound to purchase the holder’s shares or that the Offeror purchase the holder’s shares on terms different to those of the offer.
Where before the end of the period within which the takeover offer can be accepted, the Offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of all of the shares (or all of the shares of a particular class) of the Jersey company, the holder of any such shares (or class of shares) who has not accepted the offer may, by written notice to the Offeror, require the Offeror to acquire the holder’s shares. The Offeror shall (subject to the requirements of Jersey Companies Law) be entitled and bound to acquire the holder’s shares on the terms of the offer or on such other terms as may be agreed. Where a holder gives the Offeror a notice of compulsory acquisition, each of the Offeror and the holder of the shares is entitled to apply to the Royal Court for an order that the terms on which the Offeror is entitled and bound to acquire the holder’s shares shall be such as the court thinks fit.

Differences in Corporate Law between United States (Delaware) and Jersey, Channel Islands
Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Jersey law:

Corporate Law Issue	Delaware Law	Jersey Law
Special Meetings of Shareholders
Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder or a director.

Shareholders holding 10% or more of a Jersey company's voting rights and entitled to vote at the relevant meeting may legally require our directors to call a meeting of shareholders. The Jersey Financial Services Commission (“JFSC”), may, at the request of any officer, secretary or shareholder, call or direct the calling of an annual general meeting. Failure to call an annual general meeting in accordance with the requirements of the Jersey Companies Law is a criminal offence on the part of a Jersey company and its directors and secretary.

Interested Director Transactions
Interested director transactions are permissible and may not be legally voided if:
•either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation's capital stock entitled to vote upon the matter, approves the transaction in good faith upon disclosure of all material facts; or
•the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware.
Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.
A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director's interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.
Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.
Our Articles set out a limited number of transactions and matters in which a director may be interested and in which he or she may vote and be counted in the quorum in relation to a resolution on the matter.

Cumulative Voting
The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections of directors or at elections under specified circumstances.
There are no provisions in the Jersey Companies Law relating to cumulative voting.
Approval of Corporate Matters by Written Consent
Unless otherwise specified in a corporation's certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

If permitted by the articles of association of a company, a written consent signed and passed by the specified majority of members may affect any matter that otherwise may be brought before a shareholders' meeting, except for the removal of a company's auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is signed by the specified majority of members or on such later date as is specified in the resolution.
Our Articles do not contain provisions regarding shareholder resolutions in writing.

Business Combinations
With certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the board of directors and, only if the articles of association of the company require, by the shareholders in a general meeting. A merger involving a Jersey company must be generally documented in a merger agreement which must be approved by special resolution of that company.
In the case of a merger requiring approval by special resolution, our Articles specify that a special resolution of the Company must be passed by three-fourths of the shareholders who (being entitled to do so) vote in person, or by proxy. The Articles do not contain provisions regarding shareholder resolutions in writing. Further, in certain scenarios, the UK listing rules to which we are subject also require shareholder approval for dispositions and business combination transactions.
In the case of a merger requiring approval by special resolution, our Articles specify that a special resolution of the Company must be passed by three-fourths of the shareholders who (being entitled to do so) vote in person, or by proxy. The Articles do not contain provisions regarding shareholder resolutions in writing. Further, in certain scenarios, the UK listing rules to which we are subject also require shareholder approval for dispositions and business combination transactions.

Limitations on Director’s Liability and Indemnification of Directors and Officers
A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors or officers to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (for directors) the authorization of unlawful dividends, stock purchases, or redemptions, any transaction from which a director or officer derived an improper personal benefit, or (for officers) any action by or in right of the corporation. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.
A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.
However, a Jersey company may exempt from liability, and indemnify directors and officers, for liabilities:
• incurred in defending any civil or criminal legal proceedings where:
- judgment is given in the person's favor or the person is acquitted;
- the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or
- the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person's resistance to the proceedings;
• incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;
• incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or
• incurred in a case in which the company normally maintains insurance for persons other than directors.
Our Articles provide that the Company is required to indemnify every director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) out of its assets against any liability incurred by him or her for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs of the Company. The extent of such indemnities shall be limited in accordance with the provisions of the Jersey Companies Law.

Appraisal Rights
A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.
There are no appraisal rights under the Jersey Companies Law.
Shareholder Suits
Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company's affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at least the shareholder making the application.
There may also be customary law personal actions available to shareholders. Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Inspection of Books and Records
All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation's shares ledger and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge.
The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

Amendments to Charter
Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

The memorandum of association and the articles of association of a Jersey company may only be amended by special resolution (being a two-thirds majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution signed by all the shareholders entitled to vote.
Our Articles specify that a special resolution of the Company is required to be passed by three-fourths of the shareholders who (being entitled to do so) vote in person, or by proxy. The Articles do not contain provisions regarding shareholder resolutions in writing.
Our Articles specify that a special resolution of the Company is required to be passed by three-fourths of the shareholders who (being entitled to do so) vote in person, or by proxy. The Articles do not contain provisions regarding shareholder resolutions in writing.

Blank Check Preferred Stock/Shares
Under Delaware law, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.
In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

The City Code requires a target company shareholders’ consent in general meeting before the target company can take any action (other than seeking alternative bids) that may result in the frustration of a takeover bid. Moreover, the City Code provides that the board of directors of an offeree company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on merits of a takeover bid.

Distributions and Dividends: Repurchases and Redemptions
Under Delaware law, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in Delaware law as the excess of the net assets over capital, as such capital may be adjusted by the board of directors.
A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption, and it may not purchase, for more than the price at which they may be redeemed, any of its shares which are redeemable at the option of the corporation. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under Jersey Companies Law, a Jersey company may make a distribution at any time and out of any source provided that the directors the company who authorize the distribution make an immediate and 12 month forward looking cash-flow solvency statement.
Likewise, authorizing directors must also make a solvency statement in the event of redeeming or purchasing the company's shares.
A description of Repurchase and Redemptions provisions under Jersey Companies Law is set out above under the heading “Other Jersey, Channel Islands Law Considerations-Purchase or redemption of own shares.”